Exhibit 10.11

Mohawk Group, Inc.

37-40 E. 18th St, 7th Fl

New York, NY 10003

January 1, 2016

Mihal Chaouat-Fix

Dear Mihal,

Mohawk Group, Inc (the “Company”), is super excited to offer you employment with the Company. We’re always looking for 10x’ers and think you have what it takes to be a Mohawker.

Position, Salary and Bonus Target. I am pleased to offer you the position listed below. You will receive an annual salary listed below, which will be paid biweekly and subject to a periodic review. You are eligible to participate in the Company bonus program; your annual bonus target will be the below percentage of the median salary for your peers in your position at your level. If at any point in your employment, your position / level changes, your annual bonus target may change. Bonuses under the Company bonus program are discretionary. The actual bonus amount could be larger or smaller than this amount, based on your performance and the performance of the Company. Whether a bonus will be awarded in a particular bonus period, and in what amount, is within Mohawk’s sole discretion. Please note that both your salary and bonus eligibility are subject to periodic review and may be modified in Mohawk’s discretion.

Title: Chief Operating Officer

Salary: $100,000

Annual Bonus Target: 20%

By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that I have enclosed with this letter.

Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 100,000 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2015

Equity Incentive Plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. You will vest in 25% of the option shares on the 12-month anniversary of your vesting commencement date and 11/48th of the total option shares will vest in monthly installments thereafter during continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409 A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Proprietary Information and Inventions Agreement.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity, including selling on Amazon, eBay, or other ecommerce platforms, without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

No Conflicts. It is the policy of the Company that employees neither disclose nor use any confidential information from prior employment while employed by the Company. If you have entered into specific non-disclosure agreements, non-compete agreements, non-solicitation agreements, or any other agreements with any previous employer that might affect your eligibility to be employed by us, restrict your freedom to lawfully recruit others to join our team, or otherwise limit the manner in which you may be employed, please provide us with a copy so that we can ensure that both you and the Company will be able to abide by the terms thereof if you are employed by the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. This offer is expressly contingent upon your providing us with these agreements prior to accepting this offer, or the Company waiving this contingency, in its sole discretion.

Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

[Signature Page Follows]

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identify and authorization to work in the United States. We look forward to having you join the team!

Sincerely,

/s/ Yaniv Sarig
Yaniv Sarig, CEO
Mohawk Group, Inc.

ACCEPTED AND AGREED:

/s/ Mihal Chaouat-Fix
Mihal Chaouat-Fix

01/01/2016
Date

Anticipated Start Date: January 1, 2016

Attachment A: Proprietary Information and Inventions Agreement

ATTACHMENT A

PROPRIETARY INFORMATION AND

INVENTIONS AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or consulting (including independent contracting) relationship with Mohawk Group, Inc., a Delaware corporation (the “Company”), the training, contacts and experience that I may receive in connection with such relationship, the compensation paid to me by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree as follows:

Section 1. Definitions

The following terms have the following specified meanings:

“Competing Business” means any business who offers products or services that are directly or indirectly competitive with the products or services of the Company. A Competing Business includes any business pursuing research and development and/or offering products or services in competition with products or services which are, during and at the end of the Term, either (a) produced, marketed, distributed, sourced or otherwise commercially exploited by the Company or (b) in actual or demonstrably anticipated research or development by the Company.

“Confidential Information” means any information related to the business or other affairs of the Company or its affiliates that is not generally available to the public, and that: (a) is conceived, compiled, developed, or discovered by me whether solely or jointly with others, during the Term or (b) is or has been received or otherwise becomes known to me in connection with my employment or consulting relationship. Without limiting the generality of the foregoing, Confidential Information includes information, both written and oral, relating to Inventions and Works, trade secrets and other proprietary information, technical data, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, potential clients, prospects, opportunities, contracts or assets of the Company or its affiliates. Confidential Information also includes any information that has been made available to the Company by its clients or other third parties and which the Company is obligated to keep confidential.

“Inventions and Works” means any composition, work of authorship, computer program, product, device, technique, know-how, algorithm, method, design, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that is (a) within the scope of the Company’s business, research or investigations, or results from or is suggested by any work performed by me for the Company, and (b) created, conceived, reduced to practice, developed, discovered, invented or made by me during the Term, whether solely or jointly with others, and whether or not while employed by, or in a consulting relationship with, the Company.

“Materials” means any product, prototype, sample, model, document, diskette, tape, picture, drawing, design, recording, report, proposal, paper, note, writing or other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, magnetic or other form, any Confidential Information or Inventions and Works.

“Person” means any corporation, limited liability company, partnership, trust, association, governmental authority, educational institution, individual or other entity.

“Proprietary Right” means any patent, copyright, trade secret, trademark, trade name, service mark or other protected intellectual property right in any Confidential Information, Inventions and Works, or Material.

“Restricted Period” means the period commencing at the beginning of the Term and ending one (1) year after expiration of the Term.

“Term” means the period from the beginning of my employment or consulting relationship with the Company, whether on a full-time, part-time or consulting basis, through the last day of such employment or consulting relationship.

Section 2. Confidential Information, Inventions and Works, and Materials

2.1 Ownership. As between the Company and me, the Company is and will be the sole owner of all Confidential Information, Inventions and Works, Materials and Proprietary Rights. To the extent eligible for such treatment, all Inventions and Works will constitute “works made for hire” under applicable copyright laws.

2.2 Assignment. I hereby irrevocably assign and transfer to the Company all right, title and interest that I may now or hereafter have in the Confidential Information, Inventions and Works, Materials and Proprietary Rights, subject to the limitations set forth in the notice below. This assignment and transfer is independent of any obligation or commitment made to me by the Company. Further, I hereby waive any moral rights that I may have in or to any Confidential Information, Inventions and Works, Materials and Proprietary Rights. I will take such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be requested by the Company to evidence, transfer, vest or confirm the Company’s right, title and interest in the Confidential Information, Inventions and Works, Materials and Proprietary Rights, and the license rights described in Section 2.6 below. I agree to keep and maintain adequate and current written records of all Inventions and Proprietary Rights during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times. I will not contest the validity of any Proprietary Rights or aid or encourage any third party to contest the validity of any Proprietary Right of the Company. If I have any question as to whether any information, an invention, a work, a material or a right qualifies, respectively, as Confidential Information, an Invention, a Work, a Material or a Proprietary Right, I will inform the Company of the nature of such information, invention, work, material or right for the Company’s determination as to whether such information, invention, work, material or right is, respectively, Confidential Information, an Invention, a Work, a Material or a Proprietary Right.

NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign or offer to assign to the Company any of my rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. This satisfies the written notice and other requirements of California Labor Code Section 2870 or any other similar state statute that may be applicable in my case.

2.3 Company Authority. If the Company is unable for any reason to secure my signature to fulfill the intent of the foregoing paragraph or to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions and Works assigned to the Company above, then I irrevocably appoint the Company and its authorized agents as my agent and attorney in fact, to transfer, vest or confirm the Company’s rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force as if done by me.

2.4 Use Restrictions. Except as required for performance of my work for the Company or as authorized in writing by the Company, I will not (a) use, disclose, publish or distribute any Confidential Information, Inventions and Works or Materials or (b) remove any Materials from the Company’s premises. I will hold all Materials in trust for the Company and I will deliver them to the Company upon request and in any event at the end of the Term. I will take all action necessary to protect the confidentiality of the Confidential Information, Inventions and Works or Materials including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying thereof.

2.5 Disclosure Obligations. I will promptly disclose to the Company all Confidential Information, Inventions and Works, and Materials, as well as any business opportunity that comes to my attention during the Term and which relates to the business of the Company or which arises as a result of my employment or consulting relationship with the Company. I will not take advantage of or divert any such opportunity for the benefit of myself or anyone else either during or after the Term without the prior written consent of the Company. I agree that at the end of the Term

I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Inventions and Works, Materials and other property belonging to the Company, its successors or assigns.

2.6 Prior Inventions. I have attached as Exhibit A a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the Term (collectively referred to as “Prior Inventions”), which belong to me or in which I have an interest, which relate to the Company’s current or proposed business, products or research and development, and which are not assigned to the Company. I represent and warrant that this list is complete and accurate. If no such Prior Inventions exist, then I have written “none” on Exhibit A or left it blank. If Exhibit A is left blank or reads “none,” then I represent that there are no Prior Inventions. Notwithstanding the notice in Section 2.2, if, during the Term, I use any Prior Inventions with or incorporate any Prior Invention in any Confidential Information, Inventions and Works or Materials into a Company product, process or machine, I hereby irrevocably grant to the Company, to the full extent of my rights in and to the same, a fully paid-up, perpetual, worldwide right and license to sublicense, disclose, offer, copy, distribute, import, make, have made, make derivative works of, use and otherwise exploit any trade secrets, copyrights, patents or other proprietary rights to the Prior Inventions belonging to me or a third party with such Confidential Information, Inventions and Works, or Materials.

Section 3. Nonsolicitation, Noncompetition, Etc.

3.1 No Solicitation. During the Restricted Period, I will not induce, or attempt to induce, any employee or consultant of the Company to leave such employment or relationship to engage in, be employed by, perform services for, participate in or otherwise be connected with, either directly or indirectly, me or any enterprise with which I am in any way associated.

3.2 No Breaches. My execution, delivery and performance of this Agreement and the performance of my other obligations and duties to the Company will not cause any breach, default or violation of any other employment, nondisclosure, confidentiality, consulting or other agreement to which I am a party or by which I may be bound. Attached as Exhibit B is a list of all prior agreements now in effect under which I have agreed to keep information confidential or not to compete or solicit employees of any Person. I will not use in performance of my work for the Company or disclose to the Company any trade secret, confidential or proprietary information of any prior employer or other person or entity if and to the extent that such use or disclosure may cause any breach, default or violation of any obligation or duty that I owe to such other person or entity (e.g., under any agreement or applicable law). My compliance with this Section 3.2 will not prohibit, restrict or impair the performance of my work, obligations and duties to the Company.

3.3 Nondisparagement. During the Restricted Period, I will not (a) make any false, misleading or disparaging representations or statements with regard to the Company or the products or services of the Company to any third party or (b) make any statement to any third party that may impair or otherwise adversely affect the goodwill or reputation of the Company.

3.4 Noncompetition. During the Restricted Period, I will not engage in, be employed by, perform services for, participate in the non-passive ownership, management, control or operation of, or otherwise be connected with or participate in any Competing Business or activity that is in any way competitive with the business or proposed business of the Company, including but not limited to businesses that engage in the development, design, manufacturing, and/or sale of functionally similar products and technologies to those of the Company. I agree that this restriction is reasonable for my employment with the Company, but further agree that should a court exercising jurisdiction with respect to this Agreement find any such restriction invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction is to be interpreted and enforced to the maximum extent which such court deems reasonable. The Company, in its sole discretion, may determine to waive the noncompetition provisions of this Section 3.4. Any such waiver shall not constitute a waiver of any noncompetition or forfeiture provisions of any other agreement between the Company and me.

3.5 Diversion of Company Business. During the Restricted Period, I will not divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers during the twelve (12) months prior to the end of the Term, nor will I solicit or attempt to induce any customer, supplier, partner or other person or entity with whom the Company has, or is attempting to establish, a commercial relationship to cease or refrain from doing business with the Company or to alter its relationship with the Company in any way adverse to the Company.

Section 4. Termination of Relationship

4.1 Return of Company Property. I hereby authorize and specifically agree to allow the Company to deduct from my wages or other payments due me, the value of any property (including equipment, goods, or other items provided to me by the Company during my employment or consulting relationship) which I fail to return when requested to do so by the Company, provided that such deduction (a) does not exceed the cost of the item, (b) does not reduce my wages below minimum wage or overtime compensation below time and a half, (c) is not made for normal wear and tear on or nonwillful loss or breakage of the provided item(s), and (d) is accompanied with a list of all items for which deductions are being made. I agree that at the end of the Term I will deliver to the Company (and will not keep in my possession, re-create or deliver to anyone else) any and all Materials and other property belonging to the Company, its successors or assigns. I agree to sign and deliver a certificate to the Company as to my compliance with this paragraph.

4.2 New Employer Information. At the end of the Term or at any time within six (6) months thereafter, if requested by the Company, I agree to provide the name of my new employer, if any, and I consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

Section 5. General Provisions

5.1 At-Will Employment. This Agreement is not a contract of employment and no rights of employment are hereby created. Unless otherwise set forth in a written agreement signed by me and the Company, my employment with the Company (if I am an employee) is “at will” and may be terminated at any time, with or without cause, by me or the Company.

5.2 Survival. The following provisions will survive the termination or expiration of this Agreement: Sections 1, 2, 3.1, 3.3, 3.4, 3.5 and 5.

5.3 Specific Performance. In the event of any breach of or default under this Agreement by me, the Company may suffer irreparable harm and damages may not be an adequate remedy. In the event of any such breach or default, or any threat of such breach or default, the Company will be entitled to injunctive relief and specific performance. Further, in any legal action or other proceeding in connection with this Agreement (e.g., to recover damages or other relief), the prevailing party will be entitled to recover, in addition to any other relief to which it may be entitled, its reasonable attorneys’ fees and other costs incurred in that action or proceeding. The rights and remedies of the Company under this Section 5.3 are in addition to, and not in lieu of, any other right or remedy afforded to the Company under any other provision of this Agreement, by law or otherwise.

5.4 Severability. This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision and (b) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the Company and me. If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, the provision will remain effective for such scope and duration as may be determined to be reasonable.

5.5 No Waiver. The failure of the Company to insist upon or enforce strict performance of any other provisions of this Agreement or to exercise any of its rights or remedies under this Agreement will not be construed as a waiver or a relinquishment to any extent of the Company’s rights to assert or rely on any such provision, right or remedy in that or any instance; rather, the same will be and remain in full force and effect.

5.6 Entire Agreement. This Agreement shall be effective as of the date I execute the Agreement and shall be binding upon me, my heirs, executors, assigns and administrators. This Agreement sets forth the entire Agreement, and supersedes any and all prior agreements, between me and the Company with regard to the Confidential Information, Inventions and Works, Materials and Proprietary Rights of the Company. This Agreement is independent of any other written agreements between me and the Company regarding other aspects of my employment. This Agreement may not be amended, except in a writing signed by me and an authorized representative of the Company.

5.7 Governing Law and Venue. This Agreement will be governed by the laws of the State of New York without regard to its choice of law principles to the contrary. I irrevocably consent to the jurisdiction and venue of the state and federal courts located in New York County, New York, in connection with any action relating to this Agreement. Further, I will not bring any action relating to this Agreement in any other court.

5.8 Acknowledgement. I have carefully read all of the provisions of this Agreement and agree that (a) the same are necessary for the reasonable and proper protection of the Company’s business, (b) the Company has been induced to enter into and continue its relationship with me in reliance upon my compliance with the provisions of this Agreement, (c) every provision of this Agreement is reasonable with respect to its scope and duration and (d) I have received a copy of this Agreement.

This Agreement shall be effective as of January 1, 2016.

EMPLOYEE	ACCEPTED:

/s/ Mihal Chaouat-Fix	MOHAWK GROUP, INC.

Signature	Name:	/s/ Yaniv Sarig
Mihal Chaouat-Fix	Title:	CEO
FULL NAME (print or type)